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                                                                   Exhibit 10.35

                               SECOND AMENDMENT TO
                                 LEASE AGREEMENT

      This Second Amendment to Lease Agreement (the "Amendment") is entered into effective as of January 15, 2004, by and between I.S. Capital, LLC ("Lessor") and Mobility Electronics, Inc. ("Lessee").

      WHEREAS, Lessor and Lessee entered into that certain Standard Multi-Tenant Office Lease dated July 17, 2002, as amended by that certain Amendment to Lease Agreement dated February 1, 2003 (together, the "Lease"), pertaining to the lease of certain premises (the "Premises") located at 17800 N. Perimeter Drive, Scottsdale, Arizona 85255 (the "Building"); and

      WHEREAS, Lessee desires to lease from Lessor certain other space situated in the Building, and Lessor has agreed to lease to Lessee such other space, and, accordingly, Lessor and Lessee desire to further modify the terms and provisions of the Lease as hereinafter provided.

      NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Additional Space. For a term commencing on the Effective Date (as hereinafter defined) and continuing until the expiration of the term of the Lease (as herein modified), Lessor hereby leases and demises to Lessee, and Lessee hereby leases from Lessor, an aggregate of 3,797 rentable square feet of space in the Building (the "Additional Space"), such space consisting of the following, as more particularly depicted on the floor plan attached hereto as Exhibit A:

         ADDITIONAL SPACE              SQUARE FOOTAGE
         ----------------              --------------
Area I                                     3,011
NE Stairways                                 371
NE Elevator                                   66
Share of Common Area A                       295
Share of Common Area B                        54
TOTAL ADDITIONAL SPACE                     3,797

            As of the Effective Date, the Additional Space shall, for all purposes, be deemed to be included within the term "Premises" as used in the Lease and shall be subject in all respects to the terms, provisions and conditions set forth therein.

      2. Additional Parking. For a term commencing on the Effective Date (as hereinafter defined) and continuing until the expiration of the term of the Lease (as herein modified), Lessee will be entitled to (2) additional reserved, covered parking spaces.

      3. Base Rent. Notwithstanding anything to the contrary in the Lease, Lessor and Lessee hereby agree that, commencing on the Effective Date and continuing through and including the Expiration Date (as defined in the Lease), the base rent applicable to the Additional

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Space and including the Additional Parking shall be Eighty-Three Thousand, Five
Hundred Thirty-Four Dollars ($83,534.00) per year, or Six Thousand Nine Hundred Sixty-One Dollars and Seventeen Cents ($6,961.17) per month. This amount shall be in addition to the Base Rent and related adjustments to the Base Rent per the Lease.

      4. Security Deposit. Within five (5) days of the execution of this Amendment, Lessee shall deposit with Lessor the sum of Six Thousand Nine Hundred Sixty-One Dollars and Seventeen Cents ($6,961.17), which shall be added to the security deposit previously paid by Lessee pursuant to Section 1.7(b) of the Lease (the "Security Deposit"). The Security Deposit shall be subject to the terms and conditions set forth in Section 5 of the Lease.

      5. Tenant Improvements. Lessor shall improve the Additional Space in accordance with the applicable terms and provisions of Exhibit B attached to this Amendment. Lessor agrees that it shall diligently pursue the completion of such improvements on or before February 1, 2004, and Lessee covenants to use good faith efforts to assist Lessor in the pursuit of such completion.

      6. Acceptance/Effective Date. Lessee will accept the Additional Space and commence payment of the Base Rent for the Premises specified in Section 2 above as of the Effective Date. For purposes hereof, the "Effective Date" shall mean the first to occur of (a) the date that Lessee first occupies the Additional Space for its intended purpose or (b) the date that Lessor substantially completes the improvements contemplated under Section 3 above and tenders the Additional Space to Lessee.

      7. Janitorial Services. Lessee shall be responsible for all arrangements and payment of the expenses associated with janitorial services for the Additional Space.

      8. Miscellaneous.

            a. All terms and conditions of the Lease not expressly modified by this Amendment shall remain in full force and effect, and, in the event of any inconsistencies between this Amendment and the terms of the Lease, the terms set forth in this Amendment shall govern and control. Except as expressly amended hereby, the Lease shall remain in full force and effect as of the date hereof.

            b. This Amendment may be executed in one or more counterparts which shall be construed together as one document.

            c. Captions used herein are for convenience only and are not to be utilized to ascribe any meaning to the contents hereof. Unless defined differently herein or the context clearly requires otherwise, all terms used in this Amendment shall have the meanings ascribed to them under the Lease.

            d. This Amendment (i) shall be binding upon and shall inure to the benefit of each of the parties and their respective successors, assigns, receivers and

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                  trustees; (ii) may be modified or amended only by a written agreement executed by each of the parties; and (iii) shall be govered by and construed in accordance with the laws of the State of Arizona.

      Executed as of the date first written above.

      I.S. CAPITAL, LLC                  MOBILITY ELECTRONICS, INC.
      (LESSOR)                           (LESSEE)


      By:____________________________    By:_____________________________
      Name:__________________________    Name: Joan W. Brubacher
      Title:___________________________  Title: Chief Financial Officer


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                                    EXHIBIT A


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                                    EXHIBIT B

Lessor shall be responsible for improvements to the Additional Space to accommodate access to interior office space not included in the Additional Space. Such improvements shall include, but are not limited to, moving a lobby wall along with the related electrical adjustments, modifying the front lobby door as necessitated by moving the wall, and closing off access to the Additional Space from the interior space not included in the Additional Space. In addition, Lessor agrees to add a wall and door to close off a portion of the kitchen area which includes the water heater, for which Lessee agrees to reimburse Lessor $3,000.00. Lessee agrees to install cabinets in the kitchen area for which Lessor agrees to reimburse Lessee $2,500.00. These two reimbursable items may be offset, which results in a net amount due to Lessor by Lessee of $500.00.